Exhibit 10.2

March 16, 2004

Mr. Christopher S. Alexander
Chairman, Chief Executive Officer and President
HYPERCOM CORPORATION
2851 W. Kathleen Road
Phoenix, Arizona 85053

Re:        Deferred Compensation Agreement Dated June 3, 2002

Dear Chris:

     This letter confirms that effective January 1, 2004 (the “Effective Date”), the Deferred Compensation Agreement between you and Hypercom dated June 3, 2002 (the “Agreement”) is amended to provide that the total deferred compensation and accrued interest thereon under the terms of the Agreement as of the Effective Date, and all compensation which you may defer thereafter pursuant to the Agreement, shall accrue interest at 4% per annum, compounded bi-weekly. Such interest rate shall be adjusted to the interest rate under Hypercom’s Amended and Restated Senior Secured Credit Facility effective December 31, 2003 (the “Credit Facility”), as amended or superceded from time to time, and such new interest rate under the Agreement shall be effective on the same date as a new interest rate shall be effective under the Credit Facility or a superceding agreement. All other terms and conditions of the Agreement are unchanged and remain in full force and effect.

     Please signify your confirmation of the foregoing by signing below.

Sincerely,

/s/ John W. Smolak
John W. Smolak, Executive Vice President
and Chief Financial and Administrative Officer

Acknowledged and Agreed:

/s/ C.S. Alexander

Christopher S. Alexander